ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-229489 and No. 333-222134 on Form S-3 and Registration Statements No. 333-169923 and No. 333-211140 on Form S-8 of our reports dated February 13, 2020, with respect to the consolidated financial statements of Annaly Capital Management, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Annaly Capital Management, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ Ernst and Young LLP

New York, NY
February 13, 2020